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                                                                Exhibit 99.14(b)

             CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM


We consent to the incorporation by reference of our report dated October 25, 2004 appearing in the annual report of MFS Managed Sectors Fund for the year ended August 31, 2004 (one of a series constituting MFS Series Trust I) in the combined Prospectus/Proxy Statement included in this Registration Statement on Form N-14 of MFS Strategic Growth Fund.

We also consent to the references to us under the captions "Independent Registered Public Accountants" in such combined Proxy/Prospectus and the Statement of Additional Information which is also part of such Registration Statement.


DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 17, 2005